ENVOY COMMUNICATIONS GROUP INC. ANNOUNCES FORMATION OF SOLICITING DEALER GROUP UNDER SUBSTANTIAL ISSUER BID

TORONTO, ONTARIO, December 22, 2006 — Envoy Communications Group Inc. (NASDAQ: ECGI / TSX: ECG) (the “Company”) announced today that Canaccord Capital Corporation, the dealer manager under the Company’s offer to purchase up to 8.5 million common shares of the Company at a price of not more than US$2.70 per share and not less than US$2.55 per share (the “Offer”), has formed a soliciting dealer group to solicit tenders of common shares under the Offer.

The Company has agreed to pay to each soliciting dealer a solicitation fee of $0.07 per common share tendered by each client of such soliciting dealer, subject to a minimum fee of $70.00 and a maximum fee of $1,000.00 with respect to each beneficial owner of common shares. No solicitations will be made in the United States, nor will any solicitation fees be payable in respect of deposits by U.S. shareholders. Inquiries regarding the soliciting dealer group may be directed to Cameron McDonald (Tel.: (514) 284-1467) or Francois Carrier (Tel.: (514) 844-3970) at Canaccord Capital Corporation.

The Offer will expire at 5:00 p.m. (Toronto time) on December 29, 2006, unless the Offer is extended by the Company.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Envoy common shares. The solicitation and the offer to buy Envoy common shares is only made pursuant to a separate offer to purchase and issuer bid circular, and related materials. Envoy has filed the offer to purchase, issuer bid circular and related documents with Canadian securities regulatory authorities and the Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”). Shareholders should carefully read the Tender Offer Statement (and all amendments thereto), the offer to purchase and issuer bid circular, the related letter of transmittal, the notice of variation and extension and other related materials because they contain important information, including the various terms and conditions of the offer. The Tender Offer Statement is also available at no charge at the SEC’s website at http://www.sec.gov. and the website of the Canadian securities administrators at www.sedar.com. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

About Envoy

Envoy Communications Group Inc. (NASDAQ: ECGI / TSX: ECG) businesses include the Watt Group, an international consumer and retail branding group of companies, and Envoy Capital Group, a merchant banking and financial services company. For more information on Envoy Communications Group Inc., visit our website at www.envoy.to

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Cautionary Statement

Certain statements contained in this press release may constitute "forward-looking statements" or “forward-looking information” within the meaning of Section 21E(i)(1) of the United States Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events or Envoy’s actual results to be materially different from any events or future results expressed or implied by these statements. Such factors include but are not limited to, the following: general economic and business conditions, changes in demand for Envoy's services, changes in competition, the ability of Envoy to integrate acquisitions or complete future acquisitions, interest rate fluctuations, currency exchange rate fluctuations, volatility in the market price of Envoy’s common shares, there is no assurance that regulatory approvals or exemptions will be obtained or offer conditions will be satisfied, the extent to which holders of common shares determine to tender their shares to any offer, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this press release should not be regarded as a representation by Envoy that Envoy’s plans and objectives will be achieved. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements.

For further information, please call:

Envoy Communications Group Inc.

Contact: Geoffrey Genovese

Tel: (416) 593-1212

Or contact our investor relations department at:

info@envoy.to